Exhibit 99.1

International Rectifier Reports Third Quarter Fiscal Year 2014 Results

EL SEGUNDO, Calif.—(BUSINESS WIRE)—April 30, 2014— International Rectifier Corporation (NYSE:IRF) today announced financial results for the third quarter (ended March 30, 2014) of its fiscal year 2014.  Revenue was $269.3 million, about flat compared to $270.0 million in the prior quarter and a 20.1% increase from $224.3 million in the prior year quarter.  GAAP net income for the third quarter was $19.1 million, or $0.26 per fully diluted share compared to GAAP net income of $17.9 million, or $0.25 per fully diluted share, in the prior quarter and GAAP net loss of $21.2 million, or $0.31 per fully diluted share in the prior year quarter.

“We had a solid start in 2014 as the momentum we experienced at the end of 2013 continued through the March quarter, stated President and Chief Executive Officer Oleg Khaykin.  “In particular, we saw significant strength in the industrial and automotive end markets in Europe.”

GAAP gross margin for the third quarter was 37.2% compared to 36.3% in the prior quarter and 24.3% in the prior year quarter.  GAAP operating income for the third quarter was $19.2 million compared to GAAP operating income of $17.8 million in the prior quarter and a GAAP operating loss of $20.0 million in the prior year quarter.

Cash, cash equivalents and marketable investments increased $37.8 million during the third quarter and totaled $542.7 million at the end of the third quarter, including restricted cash of $1.4 million.

Cash provided by operating activities for the quarter was $51.6 million and free cash flow was $38.4 million for the quarter.

Non-GAAP Results

Non-GAAP net income for the third quarter was $19.7 million, or $0.27 per fully diluted share compared to non-GAAP net income of $13.4 million, or $0.19 per fully diluted share in the prior quarter and non-GAAP net loss of $19.8 million, or $0.29 per fully diluted share in the prior year quarter.

Non-GAAP gross margin for the third quarter was 36.3% compared to non-GAAP gross margin of 36.5% in the prior quarter and non-GAAP gross margin of 24.3% in the prior year quarter.  Non-GAAP operating income for the third quarter was $20.1 million, or 7.5% of revenue, compared to non-GAAP operating income of $21.1 million in the prior quarter and non-GAAP operating loss of $17.5 million in the prior year quarter.

The non-GAAP results the Company provides exclude the effects of accelerated depreciation, a product claim reserve release,  restructuring costs, amortization of intangibles, the associated net tax effects of these items, and discrete tax provisions and benefits. The Company excludes any tax provisions (benefits) that are not directly related to ongoing operations and which are either isolated or cannot be expected to occur again with any regularity or predictability.

A reconciliation of these non-GAAP measures to the Company’s reported net income (loss), gross margin (referred to as gross profit in attached schedules) and operating income (loss) in accordance with U.S. GAAP are set forth in the attached schedules below.

June Quarter Outlook

Mr. Khaykin noted: “Looking ahead to the June quarter, we expect to see continued improvement in our business driven by growth in our industrial and appliance end markets and a seasonal pick up in our computing and consumer end markets.  As a result, we currently expect revenue for the June quarter to range between $280 million to $295 million.

We remain optimistic for the remainder of 2014 as we continue to see an improving macro environment.  We are also seeing strong momentum behind our specific growth drivers such as digital power management systems, automotive applications and high power industrial and appliance modules.”

The following table outlines International Rectifier’s current June quarter outlook on a GAAP basis and a non-GAAP basis, based on certain anticipated excluded items:

	GAAP	Excluded Items	Non-GAAP
Revenue	$280 to $295 million		$280 to $295 million

Gross margin	35.8% to 36.3%	0.2% for accelerated depreciation	36% to 36.5%

Operating Expenses

Research & development expense	about $33 million		about $33 million

Sales general & administrative expense	$45 to $46 million		$45 to $46 million

Asset impairment, restructuring and other charges	$1 to $1.5 million	$1 to $1.5 million

Amortization of acquisition related intangibles	$1.6 million	$1.6 million

Other Expense, net	$1 million		$1 million

Tax	about $3.5 million Expense	about $0.5 million due to net tax effects	about $4 million Expense

Segment Table Information/Customer Segments

The business segment tables included with this release for the Company’s fiscal quarters ended March 30, 2014, December 29, 2013, and March 24, 2013, respectively, reconcile revenue and gross margin for the Company’s segments to the consolidated total amounts of such measures for the Company.

Quarterly Report on Form 10-Q

The Company expects to file its Quarterly Report on Form 10-Q for the third quarter of the 2014 fiscal year with the Securities and Exchange Commission on Thursday, May 1, 2014. This financial report will be available for viewing and download at http://investor.irf.com.

NOTE:  A conference call will begin today at 2:00 p.m. Pacific time. CEO Oleg Khaykin and CFO Ilan Daskal will discuss the company’s March quarter results and June quarter outlook. All participants, both in the U.S. and international, may join the call by dialing 706-679-3195 by 1:55 p.m. Pacific time.  In order to join this conference call, participants will be required to provide the conference identification number: 35876842.  Participants may also listen over the Internet at http://investor.irf.com. To listen to the live call, please go to the web site at least 15 minutes early to register, download, and install any necessary audio software.

A recorded replay of this call will be available from approximately 6:00 p.m. Pacific time on Wednesday, April 30 through Wednesday, May 7, 2014. To listen to the replay by phone, call 855-859-2056 or 404-537-3406 for international callers and enter the conference identification number 35876831. To listen to the replay over the Internet, please go to http://investor.irf.com. The live call and replay will also be available on www.streetevents.com.

About International Rectifier

International Rectifier Corporation (NYSE:IRF) is a world leader in power management technology. IR’s analog, digital, and mixed signal ICs, and other advanced power management products, enable high performance computing and save energy in a wide variety of business and consumer applications.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management solutions to power their next generation products. For more information, go to www.irf.com.

Forward-Looking Statements:

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to expectations concerning matters that (a) are not historical facts, (b) predict or forecast future events or results, or (c) embody assumptions that may prove to have been inaccurate.  These forward-looking statements involve risks, uncertainties and assumptions.  When we use words such as “believe,” “expect,” “anticipate,” “will”, “outlook” or similar expressions, we are making forward-looking statements.  Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give readers any assurance that such expectations will prove correct.  The actual results may differ materially from those anticipated in the forward-looking statements as a result of numerous factors, many of which are beyond our control.  Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, lower than expected demand or greater than expected order cancellations arising from a decline or volatility in general market and economic conditions; reduced margins from lower than expected factory utilization, higher than expected costs and customer shifts to lower margin products; changes in the timing or amount of costs associated with, or disruptions caused by, our restructuring initiatives; our ability to implement our restructuring initiatives as planned and achieve the anticipated benefits, which may be affected by, among other things: customer requirements, changes in business conditions and/or operational needs, retention of key employees, governmental regulations, delays and increased costs; unexpected costs or delays in implementing our plans to secure and qualify external manufacturing capacity for our products, including the purchase and installation of additional manufacturing equipment; delays in implementing our production ramp-up of our wafer thinning manufacturing facility in Singapore; the effects of longer lead times for certain products on meeting demand and any inability by us to timely satisfy customer demand; the effects of manufacturing quality issues and customer claims; the adverse impact of regulatory, investigative and legal actions, among them, current and potential future U.S. economic sanctions; increased competition in the highly competitive semiconductor business that could adversely affect the prices of our products or our ability to secure additional business; the effects of manufacturing, operational and vendor disruptions, and capacity restrictions imposed by our vendors; unexpected delays and disruptions in our supply, manufacturing and delivery efforts due to, among other things, supply constraints, equipment malfunction or natural disasters; delays in launching new technology products; our ability to maintain current intellectual property licenses and obtain new intellectual property licenses; costs arising from pending and threatened litigation or claims; volatility or deterioration of capital markets; the effects of natural disasters; and other uncertainties disclosed in the Company’s reports filed from time to time with the Securities and Exchange Commission, including its most recent reports on Form 10-K and 10-Q.

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended
	March 30, 2014	December 29, 2013	March 24, 2013
Revenues	$269,269	$269,965	$224,268
Cost of sales	169,135	172,000	169,860
Gross profit	100,134	97,965	54,408
Selling, general and administrative expense	45,025	44,727	43,020
Research and development expense	32,710	32,786	28,876
Amortization of acquisition-related intangible assets	1,605	1,630	1,663
Asset impairment, restructuring and other charges	1,624	1,015	880
Operating income (loss)	19,170	17,807	(20,031)
Other expense (income), net	451	1,510	(450)
Interest expense, net	28	7	64
Income (loss) before income taxes	18,691	16,290	(19,645)
Provision (benefit) for income taxes	(449)	(1,631)	1,600
Net income (loss)	$19,140	$17,921	$(21,245)

Net income (loss) per common share:
Basic	$0.27	$0.25	$(0.31)
Diluted	$0.26	$0.25	$(0.31)
Weighted average common shares outstanding:
Basic	71,248	71,147	69,273
Diluted	72,728	72,163	69,273

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 30, 2014	December 29, 2013	March 24, 2013
ASSETS
Current assets:
Cash and cash equivalents	$541,288	$498,487	$386,994
Restricted cash	637	635	613
Short-term investments	—	5,001	15,058
Trade accounts receivable, net of allowances	158,799	156,730	134,987
Inventories	241,982	247,740	231,703
Current deferred tax assets	4,974	4,946	5,040
Prepaid expenses and other current assets	31,359	34,222	35,529
Total current assets	979,039	947,761	809,924
Restricted cash	740	739	738
Property, plant and equipment, net	404,113	412,277	432,635
Goodwill	52,149	52,149	52,149
Acquisition-related intangible assets, net	17,058	18,663	23,553
Long-term deferred tax assets	29,366	29,108	34,775
Other assets	63,175	65,135	58,160
Total assets	$1,545,640	$1,525,832	$1,411,934
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$80,112	$86,403	$64,565
Accrued income taxes	4,112	4,361	470
Accrued salaries, wages and commissions	40,713	37,764	34,721
Other accrued expenses	77,189	80,063	77,211
Total current liabilities	202,126	208,591	176,967
Long-term deferred tax liabilities	8,695	9,723	4,479
Other long-term liabilities	18,321	16,876	25,882
Total liabilities	229,142	235,190	207,328
Commitments and contingencies
Stockholders’ equity:
Common stock	77,559	77,426	75,609
Capital contributed in excess of par value	1,098,376	1,090,231	1,056,515
Treasury stock, at cost	(115,773)	(113,175)	(113,175)
Retained earnings	247,649	228,509	207,943
Accumulated other comprehensive income (loss)	8,687	7,651	(22,286)
Total stockholders’ equity	1,316,498	1,290,642	1,204,606
Total liabilities and stockholders’ equity	$1,545,640	$1,525,832	$1,411,934

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended
	March 30, 2014	December 29, 2013	March 24, 2013
	(Unaudited)	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$19,140	$17,921	$(21,245)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	21,850	21,470	22,787
Amortization of acquisition-related intangible assets	1,605	1,630	1,663
Loss on disposal of fixed assets	110	55	234
Impairment of long-lived assets	—	—	415
Stock compensation expense	6,538	6,627	5,297
Other-than-temporary impairment of investments	—	—	350
Recovery of bad debts	—	—	(64)
Provision for inventory write-downs	2,692	(680)	3,884
Loss (gain) on derivatives	174	625	(1,952)
Deferred income taxes	(1,020)	1,949	31
Changes in operating assets and liabilities, net	1,192	(16,878)	17,781
Other	(713)	694	3,986
Net cash provided by operating activities	51,568	33,413	33,167
Cash flows from investing activities:
Additions to property, plant and equipment	(13,204)	(10,714)	(12,884)
Maturities of investments	5,000	5,000	—
Release from restricted cash	2	4	187
Net cash used in investing activities	(8,202)	(5,710)	(12,697)
Cash flows from financing activities:
Proceeds from exercise of stock options	1,741	1,925	3,355
Purchase of treasury stock	(2,598)	—	—
Net settlement of restricted stock units for tax withholdings	—	(71)	(467)
Net cash provided by (used in) financing activities	(857)	1,854	2,888
Effect of exchange rate changes on cash and cash equivalents	292	810	(3,020)
Net increase in cash and cash equivalents	42,801	30,367	20,338
Cash and cash equivalents, beginning of period	498,487	468,120	366,656
Cash and cash equivalents, end of period	$541,288	$498,487	$386,994

For the three months ended March 30, 2014, December 29, 2013, and March 24, 2013, revenue and gross margin by reportable segments were as follows (in thousands, except percentages):

	Three Months Ended
	March 30, 2014			December 29, 2013			March 24, 2013
Business Segment	Revenues	Percentage of Total	Gross Margin	Revenues	Percentage of Total	Gross Margin	Revenues	Percentage of Total	Gross Margin
Power management devices	$96,868	36.0%	30.9%	$102,878	38.1%	30.0%	$85,209	38.0%	21.0%
Energy saving products	53,808	20.0	33.7	46,589	17.3	31.5	43,614	19.4	12.2
Automotive products	37,901	14.1	28.4	36,364	13.5	31.2	31,107	13.9	22.0
Enterprise power	32,057	11.9	45.3	33,195	12.3	42.4	20,488	9.1	36.1
HiRel	48,323	17.9	54.9	50,665	18.8	52.6	43,554	19.4	38.4
Customer segments total	268,957	99.9	37.1	269,691	99.9	36.2	223,972	99.9	24.2
Intellectual property	312	0.1	100.0	274	0.1	100.0	296	0.1	100.0
Consolidated total	$269,269	100.0%	37.2%	$269,965	100.0%	36.3%	$224,268	100.0%	24.3%

For the three months ended March 30, 2014, December 29, 2013, and March 24, 2013, stock-based compensation was as follows (in thousands):

	Three Months Ended
	March 30, 2014	December 29, 2013	March 24, 2013
Cost of sales	$1,330	$1,362	$1,021
Selling, general and administrative expense	3,233	3,123	2,693
Research and development expense	1,975	2,142	1,583
Total stock-based compensation expense	$6,538	$6,627	$5,297

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

NON-GAAP RESULTS

(In thousands, except per share and gross profit-percentage data)

Reconciliation of GAAP to Non-GAAP Gross Profit:

	Three Months Ended
	March 30, 2014	December 29, 2013	March 24, 2013
GAAP Gross profit	$100,134	$97,965	$54,408
Adjustments to reconcile GAAP to Non-GAAP gross profit:
Accelerated depreciation	507	639	—
Product claim reserve release	(2,790)	—	—
Non-GAAP gross profit	$97,851	$98,604	$54,408
Non-GAAP gross profit-percentage	36.3%	36.5%	24.3%

Reconciliation of GAAP to Non-GAAP Operating Income (Loss):

	Three Months Ended
	March 30, 2014	December 29, 2013	March 24, 2013
GAAP Operating income (loss)	$19,170	$17,807	$(20,031)
Adjustments to reconcile GAAP to Non-GAAP operating income (loss):
Accelerated depreciation	507	639	—
Product claim reserve release	(2,790)	—	—
Amortization of acquisition-related intangible assets	1,605	1,630	1,663
Asset impairment, restructuring and other charges	1,624	1,015	880
Non-GAAP operating income (loss)	$20,116	$21,091	$(17,488)

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

NON-GAAP RESULTS

(In thousands, except per share and gross profit-percentage data)

Reconciliation of GAAP to Non-GAAP Net Income (Loss):

	Three Months Ended
	March 30, 2014	December 29, 2013	March 24, 2013
GAAP Net income (loss)	$19,140	$17,921	$(21,245)
Adjustments to reconcile GAAP to Non-GAAP net income (loss):
Accelerated depreciation	507	639	—
Product claim reserve release	(2,790)	—	—
Amortization of acquisition-related intangible assets	1,605	1,630	1,663
Asset impairment, restructuring and other charges	1,624	1,015	880
Tax expense of discrete items and other tax adjustments	(373)	(7,805)	(1,127)
Non-GAAP net income (loss)	$19,713	$13,400	$(19,829)
GAAP net income (loss) per common share — basic	$0.27	$0.25	$(0.31)
Non-GAAP adjustments per above	0.01	(0.06)	0.02
Non-GAAP net income (loss) per common share—basic	$0.28	$0.19	$(0.29)
GAAP net income (loss) per common share — diluted	$0.26	$0.25	$(0.31)
Non-GAAP adjustments per above	0.01	(0.06)	0.02
Non-GAAP net income (loss) per common share—diluted	$0.27	$0.19	$(0.29)
Average common shares outstanding—basic	71,248	71,147	69,273
Average common shares and potentially dilutive securities outstanding—diluted	72,728	72,163	69,273

We provide non-GAAP net income and non-GAAP net income per share amounts in order to provide meaningful supplemental information regarding our operational performance. These supplemental measures exclude, among other things, accelerated depreciation, a product claim reserve release, charges related to the amortization of acquisition-related intangible assets, the impact of asset impairment, restructuring and other charges. We also exclude tax provisions (benefits) that are not directly related to ongoing operations and which are either isolated or cannot be expected to occur again with any regularity or predictability in addition to tax adjustments related to non-GAAP operating income (loss) adjustments.

We use non-GAAP measures to evaluate the performance of our core businesses and to estimate future core performance. Since we find these measures to be useful, we believe that investors will benefit from seeing non-GAAP measures in addition to seeing our GAAP results. This information facilitates our internal comparisons to our historical operating results as well as to the operating results of our competitors.

Our management recognizes that items such as amortization of intangibles and asset impairment, restructuring and other charges can have a material impact on our cash flows and/or our net income. Our GAAP financial statements including our statement of cash flows portray those effects. Although we believe it is useful for investors to see core performance free of non-GAAP adjustments, investors should understand that the excluded items can be expenses and charges that impact the Company’s total cash balance. To gain a complete picture of all effects on the Company’s profit and loss from any and all events, management does (and investors should) consider only the GAAP income statement and the other financial measures. The non-GAAP numbers focus instead upon the core business of the Company, which is only a subset, albeit an important one, of the Company’s performance, and should not be relied upon by investors.

Readers are reminded that non-GAAP numbers are merely a supplement to, and not a replacement for, GAAP financial measures. They should be read in conjunction with the GAAP financial measures. It should be noted as well that our non-GAAP information may be different (and contain different inclusions and exclusions as compared to GAAP information) from the non-GAAP information provided by other companies and therefore are not being provided for the purpose of comparisons with other companies.

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Company contact:

Investors

Chris Toth

310.252.7731

Media

Sian Cummins

310.252.7148